Exhibit 99.1

AÉROPOSTALE ANNOUNCES PLANS TO CLOSE ITS JIMMY’Z CONCEPT

New York, New York – February 23, 2009 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that it will close its Jimmy’Z concept, including its 11 Jimmy’Z stores in the second quarter of fiscal 2009.

The decision to take this action resulted from a comprehensive review and evaluation of the current macro-economic condition and the performance of the concept. Company management determined that discontinuing the business would enable the organization to focus on the growth within the core Aéropostale business and the roll out of the Company’s next U.S. retail concept which will target a younger demographic.

Julian R. Geiger said, “We sincerely thank everyone in the Jimmy’Z organization for their hard work, commitment and dedication to the brand over the past few years. We believe, however, that discontinuing the Jimmy’Z concept will enable us to focus on businesses which align with our core competencies, and generate greater long-term shareholder value.”

During the first half of fiscal 2009, the Company expects to incur approximately $5.0 million of additional pre-tax costs related to lease terminations, inventory liquidation, and employee retention and severance obligations. The Company expects an on-going financial benefit from the elimination of Jimmy’Z annualized operating losses of approximately $8.0 million pre-tax or $0.07 per share.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 875 Aéropostale stores in 48 states and Puerto Rico, and 29 Aéropostale stores in Canada.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.